Exhibit 7

WSFS FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2017	December 31, 2016
(Dollars in thousands, except per share and share data)	(Unaudited)
Assets:
Cash and due from banks	$117,343	$119,929
Cash in non-owned ATMs	612,443	698,454
Interest-bearing deposits in other banks including collateral of $3,380 at September 30, 2017 and December 31, 2016	3,579	3,540
Total cash and cash equivalents	733,365	821,923
Investment securities, available for sale (amortized cost of $816,114 at September 30, 2017 and $807,761 at December 31, 2016)	810,433	794,543
Investment securities, held to maturity-at cost (fair value of $163,397 at September 30, 2017 and $163,232 at December 31, 2016)	161,721	164,346
Loans, held for sale at fair value	19,313	54,782
Loans, net of allowance for loan losses of $40,201 at September 30, 2017 and $39,751 at December 31, 2016	4,670,216	4,444,375
Bank owned life insurance	102,727	101,425
Stock in Federal Home Loan Bank of Pittsburgh-at cost	33,277	38,248
Other real estate owned	3,924	3,591
Accrued interest receivable	17,789	17,027
Premises and equipment	48,345	48,871
Goodwill	166,007	167,539
Intangible assets	23,109	23,708
Other assets	85,118	84,892
Total assets	$6,875,344	$6,765,270
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$1,357,597	$1,266,306
Interest-bearing demand	1,057,571	935,333
Money market	1,347,576	1,257,520
Savings	557,914	547,293
Time	305,347	332,624
Jumbo certificates of deposit - customer	251,782	260,560
Total customer deposits	4,877,787	4,599,636
Brokered deposits	173,932	138,802
Total deposits	5,051,719	4,738,438
Federal funds purchased and securities sold under agreements to repurchase	70,000	130,000
Federal Home Loan Bank advances	697,812	854,236
Trust preferred borrowings	67,011	67,011
Senior debt	98,116	152,050
Other borrowed funds	70,369	64,150
Accrued interest payable	3,882	1,151
Other liabilities	75,574	70,898
Total liabilities	6,134,483	6,077,934
Stockholders’ Equity:
Common stock $0.01 par value, 65,000,000 shares authorized; issued 56,217,643 at September 30, 2017 and 55,995,219 at December 31, 2016	562	580
Capital in excess of par value	334,221	329,457
Accumulated other comprehensive loss	(3,123)	(7,617)
Retained earnings	680,554	627,078
Treasury stock at cost, 24,807,145 shares at September 30, 2017 and 24,605,145 shares at December 31, 2016	(271,353)	(262,162)
Total stockholders’ equity	740,861	687,336
Total liabilities and stockholders’ equity	$6,875,344	$6,765,270